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Exhibit 23.1

[KPMG LOGO]

Consent of KPMG LLP

The Board of Directors
Aksys, Ltd.:

We consent to the use of our report dated March 20, 2003, except as to note 12, which is as of March 27, 2003, with respect to the consolidated balance sheets of Aksys, Ltd. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                      /s/ KPMG LLP

Chicago, Illinois
March 28, 2003

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  Exhibit 23.1